Exhibit 99.1

4747 Bethesda Avenue, Suite 1100, Bethesda, MD 20814
NYSE symbol: PEB
www.pebblebrookhotels.com

Pebblebrook Hotel Trust Provides Update on Third Quarter Operating Trends

Bethesda, MD, August 17, 2020 – Pebblebrook Hotel Trust (NYSE: PEB) (the “Company”) today provided an update on its third quarter operating trends.

HOTEL OPERATING TRENDS
▪ Hotel industry performance continues to improve gradually every week as travel demand steadily recovers
▪ Excluding the July 4 holiday impact, weekly improvements in operating performance have occurred since June 1 in the Company’s resort and urban markets
▪ The Company’s 24 open hotels in July achieved a positive $1.0 million of Hotel EBITDA
▪ Same-Property Hotel EBITDA for July is estimated at ($6.8) million, which incorporates a $1.1 million credit from property tax reductions and is an improvement from the recent monthly hotel cash burn of $9 to $12 million
▪ The Company’s 31 independent/small branded hotels achieved a Hotel EBITDA of ($0.7) million in July, compared to the ($6.1) million of Hotel EBITDA from its major branded hotels

REOPENING OF HOTELS AND RESORTS
▪ Since July 31, the Company has reopened 10 additional urban hotels, bringing its total number of open hotels and resorts to 34; these 34 properties accounted for approximately 70% of Pebblebrook’s 2019 Hotel EBITDA
▪ The Company’s resorts continue to experience a recovery in occupancy and are achieving average daily room rates at a premium to the prior-year period

AVERAGE MONTHLY CASH BURN
▪ Monthly hotel portfolio cash burn running at $9 to $12 million; a $6 million reduction to the Company’s early May midpoint estimate
▪ Total monthly corporate cash burn running at $19 to $24 million; a $6 million reduction to the Company’s early May midpoint estimate

About Pebblebrook Hotel Trust

Pebblebrook Hotel Trust (NYSE: PEB) is a publicly traded real estate investment trust ("REIT") and the largest owner of urban and resort lifestyle hotels in the United States. The Company owns 53 hotels, totaling approximately 13,200 guestrooms across 14 urban and resort markets, with a focus on the west coast gateway cities. For more information, visit www.pebblebrookhotels.com and follow us at @PebblebrookPEB.

This press release contains certain “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Reform Act of 1995. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “seek,” “anticipate,” “estimate,” “approximately,” “believe,” “could,” “project,” “predict,” “forecast,” “continue,” “assume,” “plan,” references to “outlook” or other similar words or expressions. Forward-looking statements are based on certain assumptions and can include future expectations, future plans and strategies, financial and operating projections and forecasts and other forward-looking information and estimates. Examples of forward-looking statements include estimates of Same-Property Hotel EBITDA and Hotel EBITDA. These forward-looking statements are subject to various risks and uncertainties, many of which are beyond the Company’s control, which could cause actual results to differ materially from such statements. These risks and uncertainties include, but are not limited to, the COVID-19 pandemic, the state of the U.S. economy and the supply of hotel properties, and other factors as are described in greater detail in the Company’s filings with the U.S. Securities and Exchange Commission (“SEC”), including, without limitation, the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 and Current Report on Form 8-K filed with the SEC on March 24, 2020. Unless legally required, the Company disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

For further information about the Company's business and financial results, please refer to the "Management's Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the Company’s filings with the SEC, including, but not limited to, its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, copies of which may be obtained at the Investor Relations section of the Company’s website at www.pebblebrookhotels.com.

All information in this press release is as of August 17, 2020. The Company undertakes no duty to update the statements in this press release to conform the statements to actual results or changes in the Company’s expectations.

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Contacts:

Raymond D. Martz, Chief Financial Officer, Pebblebrook Hotel Trust - (240) 507-1330

For additional information or to receive press releases via email, please visit our website at
www.pebblebrookhotels.com

Pebblebrook Hotel Trust
Same-Property Portfolio
Reconciliation of Hotel Net Income to Hotel EBITDA and Hotel Net Operating Income
July 2020 Estimate
(Unaudited, in millions)

For the month of July,
2020

Hotel net income	$(25.8)

Adjustment:
Depreciation and amortization	19.0

Hotel EBITDA	$(6.8)

Adjustment:
Capital reserve	(0.9)

Hotel Net Operating Income	$(7.7)

This press release includes certain non-GAAP financial measures as defined under Securities and Exchange Commission (SEC) rules. These measures are not in accordance with, or an alternative to, measures prepared in accordance with U.S. generally accepted accounting principles, or GAAP, and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the hotel’s results of operations determined in accordance with GAAP.

The Company has presented an estimate for July 2020 hotel EBITDA and an estimate for July 2020 hotel net operating income after capital reserves because it believes these measures provide investors and analysts with an understanding of the hotel-level operating performance. These non-GAAP measures do not represent amounts available for management’s discretionary use, because of needed capital replacement or expansion, debt service obligations or other commitments and uncertainties, nor are they indicative of funds available to fund the Company’s cash needs, including its ability to make distributions.

The Company’s presentation of the hotel’s estimated July 2020 EBITDA and estimated July 2020 net operating income after capital reserves should not be considered as an alternative to net income (computed in accordance with GAAP) as an indicator of the hotel’s financial performance. The table above is a reconciliation of the hotel’s estimated July 2020 EBITDA and net operating income after capital reserves calculations to net income in accordance with GAAP. Any differences are a result of rounding.